Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made this 22nd day of February, 2013 (the “Effective Date”), by and between MILLER CREEK RESIDENCES, LLC, a Delaware limited liability company (“Seller”), and TRADE STREET OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Buyer”).

A.           Seller owns certain real property consisting of approximately 20 acres, located in Shelby County, Tennessee, which real property is more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Real Property”).

B.           Subject to the terms and conditions herein, Seller desires to sell and Buyer desires to purchase the Real Property and certain items of personal property.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer agree as follows:

1.	PURCHASE AND SALE.

1.1           Property. Subject to the terms and conditions hereof, Seller hereby agrees to sell, convey and assign to Buyer, and Buyer hereby agrees to purchase and accept from Seller on the “Closing Date” (as defined in Section 4.1) the following (collectively, the “Property”):

(a)          the Real Property, together with any and all rights, privileges and easements appurtenant thereto owned by Seller;

(b)          all buildings, structures and other improvements of any and every nature now or hereafter located on the Real Property, including, without limitation, any and all improvements constructed in accordance with Section 9 and to be known as “Miller Creek at Germantown Apartments”; together with any and all fixtures attached or affixed to the Land or to any such buildings, structures or other improvements (collectively, the “Improvements”);

(c)          all goods, equipment, machinery, fixtures, apparatus, fittings, furniture, furnishings, supplies, spare parts, appliances, tools, fixtures (not part of the Real Property), and other personal property of every kind located on the Real Property or within the Improvements relating to the ownership, use, maintenance or operation of the Real Property, excluding (A) any such items owned by tenants of the Real Property or the Improvements, and (B) those items, if any, of personal property which are leased by Seller and described on Exhibit B as Equipment Leases (collectively, the “Equipment Leases”), as more particularly described on Exhibit C attached hereto and incorporated herein by this reference all right, title and interest of Seller in and to all personal property of any type relating to the ownership, use, maintenance or operation of the Real Property (the “Personal Property”);

(d)          all of the right, title and interest accruing to the owner of the Real Property and the Improvements in, to and under: (A) those service and other contracts and agreements, including, without limitation, the Equipment Leases and phone, cable, laundry, landscaping and trash removal contracts, if any, scheduled and identified on Exhibit D attached hereto and incorporated herein by this reference (as amended, collectively, the “Service Agreements”) excepting only those Service Agreements which are terminable without the payment of a penalty, buy-out or other charge (it being understood that Seller shall have no obligation to terminate any Service Agreement that requires a penalty, buy-out or other charge and which Buyer, by written notice delivered to Seller within the Inspection Period (as defined in Section 6 hereof), elects not to assume (collectively, the “Rejected Agreements”); (B) the name “Miller Creek at Germantown” (the “Trade Name”); (C) the phone and facsimile numbers of Miller Creek at Germantown, the website and e-mail addresses of Miller Creek at Germantown and any and all marketing material and other collateral material used in connection with Miller Creek at Germantown (collectively, the “Marketing Material”); (D) all guaranties, warranties and agreements from contractors, subcontractors, vendors and suppliers regarding their performance, quality of workmanship and quality of materials supplied in connection with the construction, manufacture, development, installation and operation of any and all Improvements and Personal Property (collectively, the “Warranties”); (E) certificates, licenses, permits, authorizations, consents and approvals (collectively, the “Permits”); and (F) all intangible personal property owned by Seller relating to the Property, including, but not limited to, all civil plans, as-builts, construction drawings, change orders, “Design Rights” (as hereinafter defined), RFI’s and the like with respect to the Improvements, and the Plans and Specifications, which are attached hereto as Exhibit E, but only to the extent the foregoing are related to the use, occupancy, possession and/or operation of the Land and the Improvements and only to the extent the same are assignable; provided, however, intangible personal property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, development budgets prepared by or on behalf of Seller or any affiliate of Seller, and (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement;

(e)          all of the right, title and interest of the Seller as “Owner” in, to and under that certain Construction Contract with The Robins & Morton, dated June 15, 2012, as amended, including RFI’s to-date, change orders to-date and comments and clarifications (which shall supersede what is listed on the Plans and Specifications exhibit attached hereto, where applicable) (the “Construction Contract”); provided, however, that Seller shall retain rights under the Construction Contract to the extent necessary to prosecute the completion of the Punch List Items (as defined in Section 9.2(a) and process the disbursement of final payment and the release of retainage escrowed as described in Section 9.2(a); from the Effective Date through Closing, Seller will perform its obligations under the Construction Contract; At Closing, after receipt of the Final Certificate of Occupancy, holdback escrows shall be established to handle completion of Punch List Items, such escrows to be as set forth in an escrow holdback agreement mutually acceptable to Buyer and Seller and in accordance with Section 9.2(a).

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(f)          all of the right, title and interest of the Seller as “Owner” in, to and under that certain AIA contract with Charlan Brock & Associates, Inc. (the “Project Architect”), dated January 31, 2012, as amended (the “Architect Contract”); from the Effective Date through Closing, Seller will perform its obligations under the Architect Contract;

(g)          all of the right, title and interest of the Seller as “Owner” in, to and under that certain Agreement for Professional Services with The Reaves Firm, Inc., dated October 18, 2011, as amended (the “Civil Engineer Contract”) from the Effective Date through Closing, Seller will perform its obligations under the Civil Engineer Contract;

(h)          all of the right, title and interest of the Seller as “Owner” in, to and under that certain Agreement for Professional Services with Dix.Lathrop and Associates, Inc., dated March 29, 2012, as amended (the “Landscape Architect Contract”); from the Effective Date through Closing, Seller will perform its obligations under the Landscape Architect Contract; and

(i)          All of the right, title and interest of the Seller as “lessor” or “landlord” in, to and under all leases and other agreements for the use, occupancy or possession of all or any part of the Land or the Improvements, including, without limitation, all the tenant leases, including, without limitation, security, pet, cleaning and/or other tenant deposits held in connection therewith, all as scheduled and identified on Exhibit F attached hereto and incorporated herein by this reference (as amended and/or assigned, collectively, the “Leases”).

Title to the Property shall be delivered to Buyer at Closing, and Buyer agrees to accept title subject to the “Permitted Exceptions” (as defined in Section 3.2.1).

2.           PURCHASE PRICE. Buyer shall pay as the total purchase price for the Property the amount of Forty-Three Million Seven Hundred Fifty Thousand and NO/100 Dollars ($43,750,000.00) cash in United States Dollars (the “Purchase Price”), which shall be payable as follows:

2.1           Earnest Money. Buyer is to deposit the Earnest Money as follows: (a) Within two (2) business days after execution and delivery of this Agreement by the parties, Buyer shall deposit the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Initial Deposit”) with Fidelity National Title Group, 6060 Poplar Avenue, Suite LL-37, Memphis, Tennessee 38119 (“Escrow Agent”); (b) if this Agreement has not been terminated prior to the expiration of the Inspection Period, within two (2) business days following the expiration of the Inspection Period, Buyer shall deposit the additional amount of Six Hundred Thousand and No/100 Dollars ($600,000.00) (the “Final Deposit”) with Escrow Agent, and (c) if Buyer elects to extend the Closing Date, the Buyer shall deliver the “Extension Deposit” (as hereinafter defined) to Escrow Agent as provided in Section 4.1 (the Initial Deposit, Final Deposit and Extension Deposit, will all interest thereon as and when paid to Escrow Agent is collectively “Earnest Money”). Escrow Agent shall pay the Earnest Money plus the interest earned thereon (i) to Seller at and upon the Closing (and credit the same toward the payment of the Purchase Price) or (ii) otherwise to the party entitled to receive the Earnest Money in accordance with this Agreement. However, unless and until the Closing occurs under this Agreement, the Earnest Money shall be held and disbursed by Escrow Agent pursuant to this Agreement which shall also serve as escrow instructions to Escrow Agent. Escrow Holder’s acceptance of the instructions and agreement to act in accordance with the same shall be evidenced by Escrow Agent’s execution of this Agreement in the space provided at the end of this Agreement. The Earnest Money (and each and every part thereof) shall be held in a federally insured interest bearing account in a financial institution acceptable to Buyer under Buyer’s tax identification number with any fees of the Escrow Holder to be split equally by Buyer and Seller.

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The Final Deposit portion of the Earnest Money may be in the form of a letter of credit issued by Regions Bank or other institutional lender reasonably acceptable to Seller, whereby such letter of credit shall be issued in the name of the Escrow Agent and shall entitled the Escrow Agent to draw upon such letter of credit (i) in the event the expiration date of such letter of credit is less than thirty (30) days, (ii) in the event that the Seller delivers written notice to the Escrow Agent certifying that the Buyer is in default under this Agreement, which default has not been cured within the applicable cure period, or (iii) at the Closing to be applied toward the payment of the Purchase Price.

The Earnest Money and any interest earned thereon shall be fully refundable to Buyer through the Inspection Period, as defined herein. If, after the Inspection Period, the Buyer elects to proceed with the transaction, all Earnest Money plus any interest earned thereon shall become non-refundable but applicable to the Purchase Price.

2.2           Cash at Closing. The balance of the Purchase Price (subject to prorations and adjustments as provided in this Agreement, including a credit for the Earnest Money paid to Seller at Closing, which includes any portion of the Earnest Money deposited in the form of a letter of credit if drawn upon at Closing), plus any other amounts required to be paid by Buyer at Closing, shall be due at Closing in the form of cash, wire transfer or a cashier or certified check payable to Seller.

2.3           Interest. Interest earned on the Earnest Money shall accrue to the benefit of the Buyer except as provided in Section 2.1 above and in other provisions of this Agreement where Seller shall be entitled to retain the Earnest Money and all interest earned thereon. Both the Earnest Money and any interest earned thereon shall apply to the Purchase Price at Closing.

3.           TITLE AND SURVEY.

3.1           Title Commitment. Within twenty (20) days after the Effective Date, Seller shall deliver to Buyer a commitment for title insurance (the “Title Commitment”) issued by Fidelity National Title Insurance Company (“Title Company”), in the amount of the Purchase Price, with Buyer as the proposed insured, to be accompanied by copies of all documents referred to in the Title Commitment. Seller shall provide Buyer with copies of certain surveys (collectively, the “Surveys”) as follows: (i) within five (5) days after the Effective Date, Seller shall provide Buyer with a copy of Seller’s existing survey of the Property; (ii) during construction of the Improvements, upon completing the foundation(s) of the Improvements, Seller shall provide Buyer with a copy of Seller’s foundation survey; and (iii) prior to Closing, Seller shall provide Buyer with a current “as built” ALTA/ACSM survey for the completed Property, to be prepared by The Reaves Firm (“As Built Survey”). The Title Commitment, copies of the documents referred to in the Title Commitment and Survey referred to in (i) above are collectively “Title Evidence”.

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3.2          Title Review and Cure.

3.2.1           On or before the date that is the later of thirty-five (35) days after the Effective Date or ten (10) days after receipt of the Title Evidence, Buyer shall notify Seller of any objections to the title to the Property that Buyer may have. Within five (5) business days following Seller’s receipt of such notification (“Seller Response Date”), Seller shall advise Buyer in writing (“Title Response”) as to which of those objections, if any, Seller agrees to use commercially reasonable efforts to cure; provided, however, if Seller fails to provide such notification, Seller shall be deemed to elect not to cure any such objections to title. On or before a date which is five (5) days after the Seller Response Date, Buyer shall either elect to accept the Property, subject to Seller’s elections (or deemed elections), or elect to terminate this Agreement. Failure to notify Seller of such objections or election within the time periods referenced above shall be deemed an approval of any matter pertaining to title to the Property disclosed by the Title Commitment or the Surveys. Notwithstanding the foregoing, Seller shall provide the following “Agreed Cure Items”: (i) documents to delete the preprinted exceptions for gap, party in possession (other than the Leases), mechanics’ liens, matters of survey; provided, that Seller’s obligation with respect to preprinted survey exceptions shall be satisfied by providing the required Surveys without encroachments, (ii) evidence of Seller’s good standing and authority, (iii) all liens of an ascertainable amount affecting the Property (or provide for a holdback escrow with respect to same) and all delinquent real estate taxes, with Seller having the right to apply the Purchase Price or a portion thereof for such purpose, other than any such liens or other matters created by, under or through Buyer; and (iv) any exceptions or encumbrances to title which are created by, under or through Seller after the Effective Date, except for exceptions or encumbrances consented to, authorized or approved by Buyer in writing (or deemed approved by Buyer in accordance with this Agreement). The term “Permitted Exceptions” shall mean the specific exceptions to coverage specified in Schedule B, Section 2 (i.e., exceptions that are not part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment and that Seller is not required to remove as provided above; real estate taxes not yet due and payable; installments of assessments not yet due and payable; exceptions to coverage consented to, authorized or approved by Buyer in writing (or deemed approved by Buyer in accordance with this Agreement); and underground utility and drainage easements (and any aboveground easement relating to the existing electrical facilities on the Property as of the Effective Date) that do not adversely affect the use of the Property for its current use or use as anticipated by this Agreement and are not located under buildings. For the avoidance of doubt, Seller may grant customary and necessary utility or drainage easements in connection with the development of the Property without obtaining Buyer’s consent; provided, Seller shall consult in good faith with Buyer regarding any such utility or drainage easements prior to granting such easements.

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3.2.2           If Title Company revises the Title Commitment after the expiration of the Inspection Period to add or modify exceptions, including, but not limited to any exceptions added or modified as a result of the Surveys delivered to Buyer as set forth in Section 3.1 above, or if there are objections Buyer has to the as-built survey to be provided by Seller to Buyer, Buyer shall promptly notify Seller of any objections to such revisions and within five (5) business days following Seller’s receipt of such notification, Seller shall advise Buyer in writing whether Seller elects to cure any such objection (Seller shall have no obligation to cure any objections Buyer may have to title to the Property except as set forth in Section 3.2.1 above); provided, however, if Seller fails to provide such notification, Seller shall be deemed to elect not to cure any such objections to title, except as expressly required in Section 3.2.1 above. In addition to the foregoing, if Title Company revises the Title Commitment after the expiration of the Inspection Period to add or modify exceptions, including, but not limited to any exceptions added or modified as a result of the Surveys delivered to Buyer as set forth in Section 3.1 above, or to delete or modify the conditions to obtaining any endorsement requested by Buyer during the Inspection Period, Buyer may terminate this Agreement and receive a refund of the Earnest Money if such additions, modifications or deletions (a) arise as a result of Seller’s actions after the expiration of the Inspection Period and such additions, modifications or deletions are not consistent with the Plans (as same may be changed, modified or supplemented in accordance with the terms of this Agreement) and have a material adverse effect on the development and/or business operations of the Property as contemplated by this Agreement and (b) are not acceptable to Buyer, have not been consented to, authorized or approved by Buyer or are not removed by the Closing Date.

3.3           Seller’s Title Deliveries at Closing. At or prior to the Closing, Seller shall execute and deliver: (i) a Seller’s or Owner’s Affidavit (or Affidavits) in the form as the Title Company shall reasonably or customarily require, so that Title Company can delete or modify the standard printed exceptions as to parties in possession, unrecorded liens, mechanic’s liens, and similar matters; (ii) a gap indemnity (or indemnities), if required by the Title Company in form and substance reasonably acceptable to Seller; (iii) the Agreed Cure Items; and (iv) such other documents, instruments and agreements as are set forth in this Agreement.

3.4           Title and Survey Costs. The cost of the Surveys shall be paid by Seller. The premium for the Title Policy, (excluding the premium for any endorsements requested by Buyer), and the cost of any search fees, title commitment and copies of exceptions shall be paid by Seller. The Buyer shall pay for endorsements requested by Buyer.

4.	CLOSING.

4.1           Closing. The closing of the purchase and sale of the Property as described in this Agreement (the “Closing”) shall take place at the office of the Escrow Agent, or as otherwise mutually agreed, on the date that is the earlier of (i) the Outside Completion Date (as hereinafter defined), or (ii) thirty (30) days following the receipt by Seller of the final certificate of occupancy for the Improvements (the “Closing Date”). This Agreement and such other agreements or instruments as may be reasonably necessary to consummate the transaction contemplated hereby shall be collectively referred to as the “Closing Documents.” Buyer shall have the one-time right and option to extend the Closing Date for twenty (20) days upon making an additional earnest money deposit (the “Extension Deposit”) of Two Hundred Thousand and No/100 Dollars ($200,000.00), which Extension Deposit shall be non-refundable but applicable to the Purchase Price.

4.2           Transactions at Closing. The following events shall occur on or before the Closing Date:

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(a)          Seller shall deliver or cause to be delivered to Buyer, through escrow or directly to Buyer, the following documents duly executed and acknowledged where appropriate:

(i)          a Special Warranty Deed conveying the Land and the Improvements;

(ii)         a Bill of Sale conveying the Improvements, Intangible and Tangible Personal Property, free and clear of all liens other than the Permitted Exceptions;

(iii)        an Assignment of Leases transferring and assigning the Leases, free and clear of all liens other than the Permitted Exceptions;

(iv)        an Assignment of Service Agreements (other than the Rejected Agreements), Equipment Leases, rights under Construction Contract, Civil Engineer Contract, Architect Contract and the Warranties, Permits and the Trade Name, free and clear of all liens other than the Permitted Exceptions;

(v)         a certificate and affidavit of non-foreign status;

(vi)        a seller’s affidavit (in form necessary for the issuance of Buyer’s title Policy) to issue its owner’s basic title insurance policy without exception for , party in possession (other than Leases), mechanics’ liens and matters of survey (the “Title Affidavit”);

(vii)       a settlement statement with respect to the Closing duly executed by Seller;

(viii)      the 1031 Documents, if applicable;

(ix)         evidence in form and substance reasonably satisfactory to the Escrow Agent that Seller is in good standing and has the power and authority to consummate the sale of the Property;

(x)          such other documents or instruments as are reasonably required by Buyer or the Escrow Agent in order to consummate the transactions contemplated by this Agreement, including, but not limited to, the Agreed Cure Items;

(xi)         any applicable state law disclosure or filings;

(xii)        a designation agreement designating the party responsible for any Form 1099-S filings as may be required by the Internal Revenue Service’s regulations;

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(xiii)       all documents relating to the Property, including, but not limited to, plans, surveys, warranties, leases, keys, combinations to locks, etc., excluding, however, any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, development budgets prepared by or on behalf of Seller or any affiliate of Seller, and any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement;

(xiv)      a bring down certificate stating that all of the representations and warranties of Seller contained this Agreement are true, accurate and complete on and as of the Closing Date;

(xv)       such affidavits, disclosures and reports, required of Seller by applicable State and local law in connection with the conveyance of real property;

(xvi)      a Foreign Investment in Real Property Tax Act affidavit executed by Seller indicating Seller is a U.S. entity. If Seller fails to provide the necessary affidavit(s) and/or other documentation of exemption on the Closing Date, Buyer may proceed with withholding as provided by law; and

(xvii)     an updated, certified rent roll dated no earlier than five (5) business days prior to the Closing.

(b)          Buyer shall deliver to Escrow Agent the following, if the same have not been theretofore delivered by Buyer to Seller:

(i)          The Bill of Sale;

(ii)         The Assignment of Leases, under which Buyer assumes the obligations thereunder to be performed after Closing;

(iii)        The Assignment of Service Agreements (other than Rejected Agreements), Warranties, Equipment Leases, Permits and the Trade Name, and Buyer shall assume the obligations under the Service Contracts and Equipment Leases arising from and after the Closing Date but shall not assume obligations under the Warranties, Permits and Trade Name, the Construction Contract, Civil Engineer Contract or Landscape Contract, but shall accept assignment of such contracts subject to the terms and conditions, including, without limitation, notice requirements, set forth in such contracts;

(iv)        The cash to close in accordance with the provisions of Section 2.2;

(v)         A certified copy of all appropriate action authorizing the execution, delivery and performance by Buyer of this Agreement and the other Closing Documents;

(vi)        A settlement statement with respect to the Closing duly executed by Buyer;

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(vii)       The 1031 Documents, if applicable;

(viii)      Evidence in form and substance reasonably satisfactory to Seller that Buyer has the power and authority to execute and enter into this Agreement and to consummate the sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Buyer, the performance by Buyer of all of Buyer’s duties and obligations under this Agreement, and the execution and delivery by Buyer of all Closing Documents to be executed and delivered to Seller at Closing, have been accomplished; and

(ix)         Such other Closing Documents as may be reasonably necessary to consummate the transactions with Seller under this Agreement.

5.	PRORATIONS; CLOSING ITEMS.

5.1           Closing Adjustments. The prorations and adjustments described in this Section 5.1 (collectively the “Closing Adjustments”) shall be made between Buyer and Seller at Closing.

(a)          All city, state and county ad valorem taxes and similar impositions levied or imposed upon or assessed against the Property (the “Taxes”) for the year in which Closing occurs shall be prorated as of midnight the day before the Closing Date. In the event the Taxes are not determinable at the time of Closing, the Taxes shall be prorated on (i) the latest available tax rate and assessed valuation, and (ii) any supplemental assessment, if obtainable prior to Closing (the “Estimated Taxes”). Seller shall pay all certified assessment liens imposed on the Property at Closing. In the event any of the Taxes are delinquent at the time of Closing, Seller shall pay same at Closing. If any taxes are imposed because of a change in the use of the Property prior to Closing (e.g., farm use or rollback taxes), Seller shall be responsible for and shall pay at Closing such taxes on the Property, if any, relating solely to the period prior to Closing. If the Property has not been assessed on a completed basis but will be assessed on a completed basis for the tax year in which the Closing occurs, the parties shall complete the proration based on the most recent ascertainable assessed values and tax rates, but shall adjust said proration at such time as actual rates and valuation become available once the Property has been assessed on a completed basis for the year of Closing and the overcompensated party shall compensate the under compensated party within thirty (30) days thereafter. It is the parties’ intent and agreement that, ultimately, each party shall be responsible and liable for any Taxes (as well as assessments) which relate to the period during which such party owned the Property; i.e., as between the parties, Seller shall be responsible and liable for Taxes and assessments which relate to any period prior to the Closing Date and Buyer shall be responsible and liable for Taxes and assessments which relate to the period commencing on the Closing Date and continuing thereafter, and each party’s obligations and liabilities in this regard shall survive the Closing.

(b)          (i)          All operating expenses, utility charges and reimbursement for utility charges accrued through 12:00 a.m. immediately prior to the Closing Date for the Property (including, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal) (to the extent not paid or payable by tenants under Leases) shall be prorated as of midnight the day before the Closing Date, transfer fees required with respect to any such utility shall be paid by or charged to Buyer, and Seller shall claim from the applicable utility company any deposits held on account for Seller.

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(ii)         Recoveries from the utility expense reimbursements payable by tenants of the Property to the extent collected by Seller (or a third party service provider) shall be prorated at Closing based upon, and shall relate back to, the months in which the billed expenses were incurred. Buyer acknowledges that utility charges are billed to the tenants of the Property in arrears, and that any billings allocable to the period prior to the Closing Date shall be paid to Seller when received.

(c)          All paid rents, together with any other sums paid by tenants under the Leases, shall be prorated as of midnight the day before the Closing Date. In the event that, at the time of Closing, there are any past due or delinquent rents or other sums owing by any tenants of the Property (collectively, the “Delinquent Rent”), Buyer shall remit to Seller its pro-rata share thereof, to the extent, and only to the extent, that the aggregate rents received by Buyer from each such tenant owing Delinquent Rent exceed the sum of (A) the aggregate rents and other sums then due and payable by such tenant for periods from and after the Closing Date, and (B) any reasonable and necessary amounts expended by Buyer to collect such Delinquent Rent. Buyer shall use its good faith efforts to collect any such amounts due to Seller from tenants in occupancy at the Real Property under the Leases but Buyer shall have no obligation to file suit against any of such tenants. Buyer shall have the exclusive right to collect any sums due Seller from tenants in occupancy at the Real Property under the Leases, and Seller may not disturb the possession of such tenants by bringing any action to evict them or collect rent. Seller hereby retains the right to pursue any tenant no longer in occupancy as of the Closing Date at the Real Property under the Leases for any sums due Seller for periods attributable to Seller’s ownership of the Real Property. In the event that, after Closing, Seller receives any payments of rent or other sums due from tenants under Leases, Seller shall promptly forward such payments to Buyer for Buyer’s disbursement in accordance with this Section 51(c). The provisions of this Section 5.1(c) shall survive the Closing for a period of three (3) months.

(d)          Buyer shall receive a credit against the Purchase Price in the amount of all security, pet, cleaning and/or other tenant deposits paid by tenants under Leases, and interest accrued thereon, contingently payable to such tenants for whose account they are maintained, and Seller shall retain such funds free and clear of any and all claims on the part of tenants under Leases. After Closing, Buyer shall be responsible for maintaining as security, pet, cleaning and/or other tenant deposits, as applicable, the aggregate amount so credited to Buyer in accordance with the provisions of the Leases relevant thereto.

(e)          Buyer shall receive a credit against the Purchase Price in the amount of all prepaid rent under the Leases. Seller shall pay all sales taxes due for income paid on or before Closing.

(f)          All amounts payable under any of the Service Agreements shall be prorated as of midnight the day before the Closing Date, excluding, however, any signing bonuses, incentive payments and/or other upfront money or fees received by the Seller under any Service, the parties agreeing that any such fees shall be deemed fully earned by, and property of, the Seller.

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(g)          Seller is a party that certain Reimbursement Agreement with Forest Hill Associates (“Forest Hill”), pursuant to which Forest Hill is required to reimburse Seller for a share of the costs of the construction of a public road along the eastern boundary of the Property running from Winchester Road to tie in with the existing Crestwyn Hills Road that presently runs to Forest Hill-Irene Road. Forest Hill’s reimbursement obligations are secured by a deed of trust in favor of Seller. Seller shall retain the right to receive the reimbursement payment from Forest Hill and retain all right, title, and interest in and to the Reimbursement Agreement and deed of trust. Seller represents that as of Closing, Seller has performed all of its obligations under the Reimbursement Agreement.

(h)          All other continuing items of paid expense and collected income regarding the operation and ownership of the Property shall be prorated as of midnight the day before the Closing Date.

5.2           Closing Costs. Seller shall pay (i) the costs of the search fees, Commitment and the premium for the basic owner’s title policy; (ii) the Surveys to be provided by Seller and (iii) one-half (V2) of the escrow fee and expenses charged by Escrow Agent. Buyer shall pay (i) all transfer tax and recording costs incurred in connection with the Special Warranty Deed; (ii) all costs and expenses incurred by Buyer for third party reports obtained by Buyer in connection with its inspection of the Property, (iii) the cost of any updates of the Survey obtained by Buyer, and (iv) one-half (Y2) of the escrow fee and expenses charged by Escrow Agent. Seller shall pay its own attorneys’ fees, and Buyer shall pay its own attorneys’ fees. All other costs and expenses of the transaction contemplated hereby shall be borne by the party incurring the same. The Commissions shall be paid in accordance with Section 12 hereof. The costs described in this Section 5.2 shall be referred to herein as the “Closing Costs.” The provisions of this Section 5.2 shall survive the termination of this Agreement to the extent such Closing Costs are incurred.

6.	INSPECTION PERIOD.

6.1           Access and Inspection; Delivery of Documents and Information by Seller:, Examination by Buyer; Seller’s Consents. (a) (i) Between the Effective Date and the Closing Date, Buyer and Buyer’s agents and designees shall have the right, upon not less than forty-eight (48) hours prior notice (which, notwithstanding the provisions of Section 14 hereof, may be given by telephone), to enter upon the Real Property and perform, at the sole cost and expense of the Buyer, such analysis, review, tests or inspections of the Real Property, including construction of the Improvements, or any other investigations and inspections as Buyer may reasonably require to assess the condition of the Real Property and Improvements. Such notice shall describe the scope of the due diligence which Buyer intends to conduct during Buyer’s entry onto the Real Property. Seller shall have the right to have a representative present during any visits to or inspections of the Real Property by Buyer or any of its agents and designees. Buyer will conduct its due diligence in a manner which is not disruptive to tenants, construction of the Improvement, or the normal operation of the Property. Neither Buyer nor any of its agents and designees may contact the property manager, leasing agent, the general contractor under the Construction Contract, any on-site employees, any governmental authority, any tenants at the Property or make any inquiries of such property manager, leasing agent, general contractor, on-site employees, governmental authority, or tenants which in any way relate to the Property or to Seller without Seller’s prior written consent which shall not be unreasonably withheld or delayed. Buyer shall not conduct any physically invasive due diligence, such as sampling of soils of a Phase II, without Seller’s express written consent which shall not be unreasonably withheld.

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(ii)         Notwithstanding anything to the contrary set forth in this Agreement, prior to the entry by Buyer or any of its agents, employees or contractors onto the Property pursuant to this Section 6.1(a), Buyer shall provide to Seller certificates of public/commercial liability and property damage insurance with a minimum coverage of $1,000,000 (per occurrence and aggregate), issued by an insurer maintaining no less than an A.M. Best’s Rating of A-VIII and otherwise evidencing adequate coverage to insure against all liability of Buyer and its agents, employees and contractors arising out of any entry or inspections of the Property pursuant to the provisions hereof, naming Seller, its managers, members and affiliates as additional insureds. Buyer further agrees to defend, indemnify and hold harmless Seller, Seller’s managers, officers, employees, partners, shareholders and members, as applicable, and the Seller’s property manager from and against any and all losses, claims, causes of action, reasonable attorneys fees and costs, damages, costs, injuries and liabilities caused by, arising from or related to the entry onto the Property and/or inspection and/or work at the Property by Buyer or any of its agents, employees or contractors pursuant to this Section 6.1(a). Buyer shall not permit any mechanic’s or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Buyer or any other party in connection with any inspections conducted by or for Buyer. If the transaction contemplated by this Agreement does not close, Buyer shall, at Buyer’s expense, repair all damages to the Property resulting from the entry onto the Property and/or inspection and/or work at the Property by Buyer or any of its agents, employees or contractors pursuant to this Section 6.1(a), except Buyer shall not indemnify Seller for any pre-existing conditions discovered on the Property. Buyer agrees that any information obtained by Buyer or its authorized agents in the conduct of its due diligence will be treated as confidential pursuant to Section 13 below. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the provisions of this Section 6.1(a) shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement for a period of thirty (30) days.

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(b)          Within five (5) days after the Effective Date, Seller shall deliver to Buyer, if not previously delivered, the following documents and information with respect to the Property but only to the extent the documents and information are in the custody or control of Seller, and excluding any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, development budgets prepared by or on behalf of Seller or any affiliate of Seller, any documents related to the Seller’s development financing, and any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement: the Plans and Specifications, any engineering and environmental reports prepared by or on behalf of the Seller, any soil boring tests, any plans and specifications, drawings, certificates of occupancy, title documentation and survey and other documents in Seller’s possession (collectively, the “Due Diligence Materials”). Buyer acknowledges that, the contract price and any pricing information shall be redacted from the Construction Contract, the Architect Contract, the Civil Engineer Contract, the Landscape Architect Contract and other Due Diligence Materials delivered pursuant to this Section 6.1(b), and that un-redacted copies of such contracts will be made available to Buyer immediately following the expiration of the Inspection Period. Except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Due Diligence Materials or the source(s) thereof; provided, however, Seller represents that any such Due Diligence Materials prepared by Seller were prepared in the ordinary course of Seller’s business. Buyer further acknowledges that some if not all of the Due Diligence Materials were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Due Diligence Materials, or in any other written or oral communications transmitted or made available to Buyer. Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the construction of the Improvements, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Due Diligence Materials and are providing the Due Diligence Materials solely as an accommodation to Buyer.

(c)          Buyer shall have a period commencing on the Effective Date and terminating at 5:00 p.m. central time forty-five (45) days thereafter (the “Inspection Period”) within which to examine the Property and to conduct environmental surveys and/or audits, mechanical and structural studies and analyses, make surveys, and conduct all other investigations of the Property as Buyer deems necessary to determine whether the Property is suitable and satisfactory to Buyer, subject, however, to any limitations as may be imposed by Sections 6.1(a)-(b) above. Between the Effective Date and the Closing Date, subject, however, to any limitations as may be imposed by Sections 6.1(a)-(b) above, Seller shall make available to Buyer, for inspection and copying, all plans, studies, leases, books and records and other similar materials relevant to the Buyer’s examinations, all at no cost to the Buyer. In the event that Buyer shall, in its sole discretion, determine that the Property is not suitable for Buyer’s purposes for any reason or no reason at all, then Buyer shall, prior to expiration of the Inspection Period, terminate this Agreement by delivering written notice of termination to Seller and Escrow Agent (the “Termination Notice”). In the event that no Termination Notice is delivered to Seller prior to expiration of the Inspection Period, then Purchaser shall be deemed to have chosen to proceed to Closing in accordance with the terms of this Agreement, and Buyer shall be deemed to have acknowledged that it has received or had access to all Due Diligence Materials and conducted all inspections and tests of the Property that it considers important, other than as set forth in this Agreement. The Earnest Money shall be non-refundable and Buyer will have no further right to terminate the Agreement under this Section 6.1(c); provided, however, the Earnest Money shall be refunded to Buyer if Buyer otherwise has the right to terminate this Agreement as otherwise expressly provided for in this Agreement, and does in fact timely terminate this Agreement.

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(d)          If this Agreement is terminated by Buyer pursuant to Section 6.1(c) hereof, the Earnest Money shall be refunded to Buyer within two (2) Business Days of Seller’s receipt of the Termination Notice of this Agreement, all rights and obligations of the parties under this Agreement shall expire immediately upon the termination of this Agreement (except as otherwise expressly provided herein), and this Agreement shall become null and void upon the termination of this Agreement (except as otherwise expressly provided herein). Seller acknowledges that Buyer will expend time, money and other resources in connection with the examination and investigation of the Property, and that, notwithstanding the fact that this Agreement may terminate pursuant to this Section 6.1, such time, money and other resources expended constitutes good, valuable, sufficient and adequate consideration for Seller’s execution of and entry into this Agreement. In the event that Closing does not occur under this Agreement for any reason, then, notwithstanding any other provision of this Agreement purporting to terminate all rights and obligations hereunder, all data and material, including, without limitation, plans, specifications, surveys, title commitments, engineering studies, test results, inspection reports, contracts, agreements and Leases relating to the Property delivered by Seller to Buyer shall be returned by Buyer to Seller. Until such delivery to Seller, the Escrow Agent shall retain $5,000.00 of the Earnest Money and return the same to Buyer upon receipt of the foregoing.

6.2           Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Buyer shall provide to Seller, immediately following receipt of same by Buyer, copies of all third party reports, investigations and studies, other than economic analyses, attorney client privileged documents and other proprietary documents prepared by Buyer (collectively, the “Reports” and, individually, a “Report”) prepared for Buyer in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any, which Reports shall be addressed to both Seller and Buyer at no cost to Seller, provided Buyer makes no representations or warranties as to any of such Reports or documents. Purchaser’s obligation to deliver the Due Diligence Materials and the Reports to Seller shall survive the termination of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES.

7.1           Warranties, Representations and Covenants of Seller. Seller hereby represents and warrants as of the Effective Date and as of Closing as follows:

(a)          Seller is a limited liability company, organized, existing and in good standing under the laws the State of Delaware and has the requisite power and authority to enter into and perform the terms of this Agreement and is authorized to do business in Tennessee. This Agreement and all of the documents to be delivered by Seller at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable in accordance with their terms.

(b)          The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary parties, and no other proceedings on the part of Seller are necessary in order to permit it to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

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(c)           Seller is not subject to any bankruptcy, reorganization, insolvency or similar proceedings.

(d)           To the best of Seller’s knowledge, there are no legal actions, suits or similar proceedings pending and served, or threatened in writing against Seller or the Property which, if adversely determined, would adversely affect Seller’s ability to consummate the transactions contemplated hereby.

(e)           To the best of Seller’s knowledge, Seller has received no written notice of pending or threatened condemnation, zoning or other land use regulation proceedings with respect to the Property or any part thereof.

(f)            Except for the Equipment Leases, all of the Personal Property is owned by the Seller free and clear of liens and encumbrances and is included in the sale contemplated by this Agreement. Except for the Equipment Leases, Seller does not lease any personal property that, if owned by the Seller, would qualify under the definition of Personal Property.

(g)           There are no Service Agreements with respect to the Property other than as identified on Exhibit D, as same may be supplements by providing notice to Buyer of the execution of a Service Agreement. As of the Closing Date, there are no contracts, agreements or understandings with any party with respect to services and supplies to the Property or which are not cancelable on or before the Closing Date, unless otherwise agreed to by Buyer as part of the Service Contracts to be assumed by Buyer. To Seller’s knowledge (x) the copies of the Service Contracts existing on the Effective Date, if any, to be made available by Seller to Buyer shall be complete and accurate copies thereof in all material respects, and (y) the Seller is current and in good standing under the Service Contracts and has performed all obligations required to be performed by Seller under the Service Contracts on or before Closing.

(h)           Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

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(i)	Seller has no employees.

(j)          Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Buyer under the tax or other laws applicable to Seller or the Property.

(k)         At the Closing, no one will have any right to possession of the Property except Buyer, tenants under residential Leases for the Property and any third parties having rights under the Permitted Exceptions as set forth in the instruments creating the Permitted Exceptions. Seller may pre-lease, accept pre-leasing reservations and deposits, and enter into new Leases of up to thirteen (13) months in the ordinary course of business consistent with prevailing market practices and pricing from and after the Effective Date. To Seller’s Knowledge, the rent roll to be provided pursuant to Section 4.2 hereof will be true and correct, and shall set forth as to each Lease, the date of such Lease, the name of the tenant under such Lease, and the unit covered thereby, and the amount of the security deposit posted by the tenant under such Lease. Seller shall provide to Buyer copies of leasing reports. At Closing, the Seller shall update the Rent Roll to reflect changes made thereto after the Date of the Agreement; provided, however, that Seller shall not enter into any new Leases or modifications or terminations of existing Lease except to the extent expressly permitted by this Agreement.

(l)          The Property is not a “plan asset” as defined in ERISA and the sale of the Property by Seller is not a “prohibited transaction” under ERISA. No collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property and, to Seller’s knowledge, no organizational efforts are being made with regard to the Property. No pension, retirement, profit-sharing or similar plan or fund, ERISA-qualified or otherwise, has been established by or on behalf of Seller with respect to the operation and/or management or the Property and Seller has no liabilities for pension or retirement payments with respect to the operation and/or management of the Property.

(m)        To Seller’s knowledge, except as in the Due Diligence Materials or any environmental report Buyer obtains as part of its due diligence, Seller has received no written notice of any proceeding or inquiry pending before or by any governmental authority with respect to the presence of any hazardous materials on the Property or their migration from or to other property. As used herein, the term “hazardous material” shall mean any hazardous, toxic, radioactive or dangerous waste, substance or material defined as such in or for the purposes of the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), The Resource Conservation Recovery Act (“RCRA”), the Superfund Amendment Reauthorization Act (“SARA”), any so-called superfund or superlien law or any other federal, state or local statute law, ordinance, code, rule, regulation, order, decree, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or any time hereafter in effect, and any petroleum product.

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(n)           Seller has no knowledge of any violation by Seller or, without any inquiry, by the entity which has held title to the Property during the five years preceding the Closing Date of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import. Seller is not an entity with whom Buyer is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Seller or any party that has ownership in or control over Seller (each, a “Seller Party”) being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge” or the “knowledge” of any Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge of any officers or members of RMD-Memphis, LLC, the manager of Seller. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.

7.2         Buyer’s Representations and Warranties. Buyer represents and warrants to Seller (the following being hereinafter sometimes referred to as “Buyer’s Warranties”) that:

(a)          Authority to Execute; Organization. This Agreement constitutes valid and binding obligations of Buyer and is enforceable against Buyer in accordance with its terms; the execution of this Agreement, delivery of money and all required documents, Buyers performance of this Agreement and as of the end of the Inspection Period, the transaction contemplated hereby have been duly authorized by the requisite action on the part of the Buyer and Buyer’s directors, partners or trustees; and if Buyer is a corporation, a partnership, limited liability company, or a trust, Buyer is validly formed and duly organized under the laws of the State of Delaware and is in good standing under the laws of the state in which the Property is located. Buyer has the lawful right, power and authority to enter into and deliver this Agreement and the other closing documents required to be executed and delivered by Buyer and to perform its obligations hereunder and thereunder.

(b)          No Encumbrance. Buyer shall neither encumber nor cause any liens to be created against the Property in any way, nor record this Agreement or a memorandum hereof, prior to the Closing Date, other than in connection with an action for specific performance.

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7.3         Survival of Representations and Warranties. The representations and warranties set forth in this Section 7 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the “Survival Period”). Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $10,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Buyer or Seller might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Buyer or Seller agrees that any liability of Seller or Buyer to the other will be limited to $150,000.00. The provisions of this Section 7.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Section 10.

7.4         Buyer Accepts Property “As Is” Where Is, With All Facts Known and

Unknown.

Buyer acknowledges for Buyer and Buyer’s successors, heirs and assignees, that: (i) the Inspection Period provides Buyer a reasonable opportunity to inspect and investigate the Property, all Improvements thereon and all aspects relating thereto, either independently or through agents and experts of Buyer’s choosing; and (ii) Buyer is acquiring the Property based solely upon Buyer’s choosing and Buyer’s own investigation and inspection thereof and the representations and covenants set forth in this Agreement and the closing documents. Seller and Buyer agree that the Property shall be sold and that Buyer shall accept possession of the Property on the Closing Date “as is, where is, and with all faults” with no right of set-off or reduction in the Purchase Price, and, except as set forth in this Agreement or the closing documents, that such sale shall be without representation or warranty of any kind, express or implied, including, without limitation, warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose (but specifically excluding the limited warranties regarding title made by operation of law in the Special Warranty Deed), and Seller does hereby disclaim and renounce any such representation or warranty.

Buyer specifically acknowledges that Buyer is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, or agents or brokers as to any matters concerning the Property, except as set forth in this Agreement or the closing documents, including without limitation: (1) the condition or safety of the property or any Improvements thereon, including, but not limited to, plumbing, sewer, heating and electrical systems, roofing, air conditioning, foundations, soils and geology, including hazardous materials, lot size, or suitability of the property or its Improvements for a particular purpose; (2) whether the appliances, plumbing or utilities are in working order; (3) the habitability or suitability for occupancy of any structure and the quality of its construction; (4) the fitness of any personal property; or (5) whether the Improvements are structurally sound, in good condition, or in compliance with applicable city, county, state or federal statutes, codes or ordinances. Buyer further acknowledges and agrees that Seller shall be under no duty to make any affirmative disclosure regarding any matter that may be known to Seller, its officers, directors, contractors, agents or employees, except as specifically set forth herein and that it is relying solely upon its own inspection of the Property and not upon any representations made to it by any person whomsoever. Any reports, repairs or work required by Buyer are to be the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations, or repair to the Property. Buyer is solely responsible for obtaining any resale certificate, certificate of occupancy or any other approval or permit necessary for transfer or occupancy of the Property and for any repairs or alterations necessary to obtain same all at Buyer’s sole cost and expense.

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8.	SELLER’S ADDITIONAL COVENANTS.

From the Effective Date through the Closing Date, Seller will not knowingly encumber or otherwise transfer any of the Property or any interest therein, except for Permitted Exceptions. Prior to the Closing Date, Seller agrees to prosecute the construction of the Improvements and to maintain, repair, manage and operate the Property in the ordinary course of business and consistent with Seller’s customary practices for the construction and operation of multi-family projects. Seller shall deliver to Buyer a copy of any Service Agreement entered into after the Effective Date.

9.	IMPROVEMENTS.

9.1         The following definitions used for purposes of this Agreement:

(a)          “Outside Completion Date”: March 31, 2014; provided, the Outside Completion Date shall be extended by one (1) day for each day that any event of Force Majeure delays the issuance of the Final Certificate of Occupancy, whereby the Property has been completed in accordance with the Plans and Specifications.

(b)          “Final Inspection”: The final inspection for a portion of the Property as described (and as defined) in this Agreement.

(c)          “Final Certificate of Occupancy”: The final certificate of occupancy with respect to the entire Property issued by the governmental body having jurisdiction over the Property in connection with the construction, development, improvement, maintenance, use or operation thereof, which certificate is final or which certificate has, as its only condition, the completion of out-of-season landscaping, and any other governmental approval required, if any, to allow Seller to occupy and use the Property for the purpose for which the same is intended to be used. The parties acknowledge and agree that, if such landscaping condition is not satisfied prior to the Closing, Seller shall establish a holdback escrow from the Purchase Price for the cost to complete such landscaping.

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(d)          “Plans and Specifications”: All construction plans and specifications created in contemplation of the Seller’s development of the Property, including, without limitation, the construction and/or development of the Improvements (collectively, “Plans and Specifications”), as referenced on Exhibit E attached hereto, as same may be changed, modified or supplemented in accordance with the terms of this Agreement. As used in the Agreement, the term “Plans and Specifications” shall also mean and include (i) the plans (including bid plans) and specifications for the Property, including, without limitation, specifications for the Improvements, any drawings that have been prepared by the Project Architect or other professionals before or during completion of development and construction on the Property and which reflect or are intended to reflect the Improvements, any architectural, structural, mechanical, electrical, and landscaping plans and specifications, surveys, engineering as well as the soil studies and reports, applicable flood plain maps and reports relating to the Property; (ii) copies of any construction and development plans and specifications used by Seller in connection with the construction and development of the Property, civil engineering plans for the site grading and drainage of the Property, as well as all change orders or other documents arising out of, relating to or referencing modifications made to the same; and (iii) all design drawings, plans, specifications and civil or other engineering documents, if any, relating to any proposed detention pond(s) at the Property.

(e)          “Design Rights”: means all rights, titles and interests of Seller in and to all plans, specifications, drawings, schedules, photographs, renderings, graphics, models and other items produced by or otherwise resulting from the performance of services with respect to the Property by the Project Architect, Seller and/or any engineer, designer or other consultant engaged by either Seller or the Project Architect in connection with the Property, including, but not limited to, any and all common law, statutory, and other intellectual property rights and interests of Seller therein or thereto.

(f)           “Force Majeure”: means occurrences beyond the reasonable control of Seller or its agents, employees, contractors, subcontractors and consultants, including, but not limited to, acts of God, expropriation or confiscation of facilities by governmental authorities, compliance with any order or request of any governmental authority, floods, strikes, labor or employment difficulties, delays in transportation, inability of a party to obtain necessary materials or equipment or permits due to existing or future laws, rules or regulations of governmental authorities not in effect as of this Agreement, any governmental moratorium on issuing any necessary governmental approvals, acts of threats of terrorism, war, weather events which cause a delay in Seller’s construction of the Property, or any other causes not within the reasonable control of Seller or its agents, employees, contractors, subcontractors and consultants, but Force Majeure shall not include purely financial matters.

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9.2           (a)          It is anticipated that the Improvements will be constructed and made available for Final Inspection on a building-by-building basis upon substantial completion of each building, and the inspection process set forth in this Section 9.2(a) shall be conducted on a building-by-building basis as certificates of occupancy are obtained for each building. Prior to the expiration of the Inspection Period, Seller shall provide Buyer an estimated completion schedule for such buildings; provided, such schedule shall be a good faith estimate for informational purposes only, and such schedule may be modified or extended by Seller as the result of Change Orders, Change Requests, Force Majeure or as Seller otherwise reasonably deems necessary or appropriate to complete the Improvements in accordance with the Plans and Specifications, the loan documents for Seller’s development financing, and applicable laws, regulations or governmental requirements. Upon substantial completion of construction of the Improvements, and set forth in a written notice from Seller to Buyer, which notice shall include copies of certificates of occupancy for the Improvements together with a certificate from the Project Architect certifying that such Improvements have been built in substantial conformance with the Plans and Specifications, Buyer shall have the right to inspect the Property and such Improvements (a “Final Inspection”) (a) to confirm that such Improvements were constructed in accordance with the Plans and Specifications and (b) to confirm that the Improvements are in a Rent Ready Condition. Buyer shall conduct such Final Inspection simultaneously with Seller’s “walk-through” inspections of such portion of the Improvements, which Seller shall schedule with Buyer promptly after the last to occur of the following: (i) an AIA Document G-704 Certificate of Substantial Completion (or a certificate that is the functional equivalent of an AIA Document G-704 is inapplicable for any reason) from the Project Architect that states that such Improvements have been completed substantially in accordance with the Plans and Specifications and that, to the best of such architect’s knowledge and belief, all such Improvements are free from material defect in design, construction, materials and workmanship and (ii) a certificate of occupancy for such portion of the Improvements. During the Final Inspection, Buyer’s and Seller’s representatives shall jointly prepare a list designating items which, in the parties’ reasonable determination, are not in substantial conformance with the Plans and Specifications, or which do not otherwise conform to the requirements of this Agreement (each a “Punch List”). In the event that there is a disagreement over inclusion or exclusion of any item on the Punch List, the determination shall be made by the Project Architect and set forth in a written notice certified by the Project Architect to Seller to Buyer. Subject to the Rent Ready Condition requirement set forth this Agreement and a Seller material default of its obligations hereunder, if Buyer does not object to the condition of such Improvements during the Final Inspection, Buyer shall be deemed to have accepted the “as-built” condition of such Improvements for the purposes of this section. On or before a date which is ten (10) business days prior to the Closing Date, the Seller shall deliver to Buyer the Certificates of Occupancy having been issued for all of the Property together with an Architect’s Certificate certified by the Project Architect that the Property has been completed in accordance with the Plans and Specifications (collectively “Delivery”). At Closing, the Final Certificate of Occupancy shall be issued and all work and payments (except for final payment and release of retainage) under the Construction Contract shall be complete except for punch list items which do not affect the ability to lease all apartment units at the Property and the Final Certificate of Occupancy is issued (“Punch List Items”), and an amount equal to the final payment (which includes retainage and Punch List Items), and which shall be sufficient to pay for the Punch List Items, shall be deposited in a holdback escrow, and subject to a holdback escrow agreement mutually acceptable to Buyer and Seller, for (i) correction of any defects and the completion of the Punch List Items as necessary to bring such Improvements into material compliance with the Plans and Specifications, (ii) disbursement of final payment, and (iii) release of retainage. The Seller shall be responsible to have the Punch List Items completed within ninety (90) days after Closing, and shall be responsible for processing the applications for final payment and retainage and releasing the final payment and retainage from escrow in accordance with the terms and conditions of the holdback escrow agreement. If the Final Certificate of Occupancy has not been obtained or if there are Punch List Items which materially impair the ability to lease units in the Project, then, notwithstanding anything herein to the contrary, Closing shall not occur until those such Punch List items have been completed. Seller shall diligently pursue such corrections after each Final Inspection, and Buyer shall be provided the opportunity to review such corrections on subsequent “walkthroughs” of the Property scheduled in connection with the substantial completion and Final Inspection of the Property. In the event that there is a disagreement over the completion of a Punch List Item in accordance with this Agreement, the determination shall be made by the Project Architect and set forth in a written notice by the Project Architect certified to Seller to Buyer. For purposes of this Agreement, at Closing, the Seller shall deliver the Property with a final certificate of occupancy, except to the extent that the only basis for issuing a temporary certificate of occupancy versus a final certificate of occupancy is due to the seasonal nature of the Closing Date, whereby it is not reasonably practical for the Seller to complete installing the landscaping required to obtain a final certificate of occupancy (“Landscaping”), then the Seller shall be deemed to have satisfied the requirements for a final certificate of occupancy if such temporary certificate of occupancy is issued at or before Closing and the Seller shall escrow one hundred ten percent (110%) of the reasonable estimate of the costs to complete such Landscaping as reasonably determined by the parties (“Escrow Amount”). From and after Closing, the contractor responsible for installation of Landscaping shall complete the installation of such Landscaping, and the Buyer shall be entitled to be reimbursed out of the escrow for the costs and expenses incurred by Buyer in completing such work. Any unused portion of the Escrow Amount remaining after completion of the Landscaping shall be disbursed to Seller. The provisions of this paragraph shall survive Closing.

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(b)          Seller has engaged Fogelman Properties (the “Management Company”) to manage the Property (the “Management Agreement”). The Seller shall terminate the Management Agreement effective no later than the sale of the Property to Buyer.

(c)          The Seller covenants and agrees that from the Effective Date through Closing (i) Seller shall operate and maintain any completed portion of the Property consistent with prevailing market standards, and shall maintain the Property consistent with prevailing market standards and shall maintain the Property in the condition existing as of the date of each Final Inspection for such portion of the Property, subject to reasonable wear and tear, condemnation, casualty and any changes required by the Punch List; (ii) Seller shall comply with and make all payments required to be made by Seller under all Leases, Service Contracts, or the Permitted Exceptions; and (iii) Seller shall keep Buyer reasonably advised of its actions from and after the Effective Date with respect to any real estate tax challenges pending or filed during the term of this Agreement with respect to the Property.

(d)          Commencing on the Effective Date, Seller shall provide Buyer and its architect and agents access to the Improvements and the information concerning the progress of construction that may be reasonably requested by them. Buyer shall receive copies of all job meeting minutes and Change Orders between Seller, the Project Architect and/or the contractor and such other information and documentation as the Buyer may reasonably required in connection with the construction and development of the Property. Seller shall provide to Buyer contact information for the general contractor and Project Architect (and all inquiries or inspection made by Buyer pursuant to this subsection (d) shall be made via Seller or the designated contacts) and establish and implement procedures for coordination and communication among Seller, Buyer and the Project Architect.

All Design Rights of Seller produced by or otherwise resulting from the performance of services with respect to the Property shall be and remain the sole and exclusive property of Seller until Closing. Each contract with the Project Architect, and each contract with any engineer, designer or other consultant engaged by either Seller or the Project Architect in connection with the designing of the Property, shall include a provision to the effect (or if such provision is not included, Seller shall request the written consent of the Project Architect or such other party) that all Design Rights of Seller produced by or otherwise resulting from the performance of services with respect to the Property by, as applicable, that Project Architect or such engineer, designer or other consultant shall be assignable to Buyer at Closing; provided, however, that obtaining consent to such request shall not be a condition of Closing, and the failure to obtain such consent shall not constitute a default by Seller hereunder.

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Seller shall coordinate with the Project Architect, Buyer and others for the technical inspection and testing to be provided by the Project Architect and others. Seller and Buyer shall be provided with copies of the testing reports.

Seller shall keep at its principal office and shall provide to Buyer a complete list of all subcontractors and material suppliers involved in or providing services to the Property. Prior to Closing, Seller shall use commercially reasonably efforts to deliver to Buyer full and complete releases of liens from the general contractor and, to the extent required by the Title Company, each subcontractor and supplier , confirming that full and final payment has been made for all materials supplied and labor furnished in connection with the Property. Additionally, prior to Closing, Seller shall deliver to Buyer a report showing the amounts paid to the providers of all materials and services for the Property which shall be grouped either by trade or by subcontractor. To the extent that Seller cannot obtain any lien releases as of the Closing Date, a portion of the Purchase Price equal to the actual cost of the work for which Seller has not obtained lien releases shall be withheld and deposited into escrow with the Escrow Agent and to have the Title Commitment insured over such matter, which shall be subject to a holdback escrow agreement mutually satisfactory to Seller and Buyer. Within ninety (90) days after the Closing Date, Seller shall either (i) deliver full and complete releases of liens from the general contractor and each subcontractor and supplier or other proof reasonably satisfactory to Buyer in its sole discretion confirming that full and final payment has been made for all materials supplied and labor furnished in connection with the Property (provided that copies of cancelled checks shall be sufficient proof of such payment to the extent approved by the Title Company to insure the Buyer against any liens); or (ii) disburse moneys held in the escrow holdback as necessary to cover payment for any work for which Seller has failed to deliver full and complete lien releases or other proof of payment, such disbursement to be conditioned upon receipt of a final lien waiver for the applicable work. Upon Seller’s performance in accordance with either clause (i) or (ii) of the immediately preceding sentence, the Escrow Holder shall release the escrowed portion of the Purchase Price to Seller.

Seller shall (at Seller’s expense) secure and pay for necessary approvals, permits, easements, assessments, and charges required for the construction, use, or occupancy of the Property.

(e)          On the Closing Date, all vacant apartments will be in a “Rent Ready Condition” “Rent Ready Condition” shall mean that all apartments are ready for occupancy, have been constructed in accordance with the Plans and Specifications fully equipped, painted and carpeted and to the extent such units have been occupied and vacated five (5) days prior to the Closing Date such units shall have been thoroughly repaired, cleaned and recently painted (within a reasonable time prior to the Closing Date). If any apartment is not in a “Rent Ready Condition” five (5) days prior to Closing, Seller agrees to provide Buyer with a credit of $500.00, without waiving Seller’s other obligations under this Agreement to cause the Property to be completed in accordance with the Plans and Specifications on or before the Outside Completion Date.

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(f)          Seller shall not materially change, modify or supplement the Plans and Specifications or timing for completion of the Property, except pursuant to a change order issued in accordance with the provisions of this section, including Buyer’s approval thereof if required hereunder, which approval shall not be unreasonably withheld (each a “Change Order” and, collectively, “Change Orders”). Buyer shall be promptly notified and provided a copy of any request for a Change Order received by Seller from the general contractor or otherwise proposed by Seller (a “Change Request”). The parties acknowledge that a Change Request will typically be received approximately fifteen (15) days prior to the need to implement such Change Order. Such notification to Buyer shall be an informational delivery only and shall not entitle Buyer any rights to approve such Change Request unless expressly provided in this section and such receipt alone by Buyer shall not be deemed approval of means, methods or deviations from the Plans and Specifications unless approved in writing by Buyer in accordance with the terms of this Agreement. Each Change Request submitted to Buyer shall include reasonable detail regarding the effect that such Change Order would have on the Property, including Seller’s estimate of the incremental increase in cost or increase in time to complete construction. Upon delivery to Buyer of a Change Request requiring Buyer’s approval pursuant to the terms of this section, Buyer shall have five (5) business days to provide Seller with a written objection to such Change Request (or a portion thereof) in which event Buyer and Seller shall seek to mutually resolve any objections put forth by Buyer. In the event that Buyer does not provide written objection thereto within such five (5) business day period, the Change Request shall be deemed approved by Buyer and Seller may proceed to implement the applicable Change Order. Notwithstanding the foregoing, Seller shall not be obligated to obtain Buyer’s written approval of any Change Request or Change Order prior to the expiration of the Inspection Period or, following the expiration of the Inspection Period (but shall provide Purchaser copies of all Change Requests or Change Orders to be made prior to the expiration of the Inspection Period at least one (1) business day prior to the last day of the Inspection Period), if such Change Request or Change Order (i) would not result in a material change to the Plans; (ii) would not reasonably be anticipated by Seller to increase the cost of maintaining or operating the Property following its completion and occupancy; and (iii) would not adversely affect the integrity of the Property or the functionality of the mechanical system or equipment comprising the Property; and (iv) would be substantially consistent with the overall design and theme of the Property as set forth in the Plans and Class-A apartment industry standards. As used in this section, the terms “material” or “materially” shall include any change to the Plans and Specifications in which (i) the number of buildings or units within the Property is changed; (ii) the aggregate number of bedrooms within the Property is changed; (iii) the unit mix (i.e., studio, one-bedroom, two-bedroom, etc.) within the Property is changed; or (iv) implementation of any such Change Request or Change Order results in a change in the Costs of the Property by more than $100,000.00. Notwithstanding the foregoing or anything herein to the contrary, following the expiration of the Inspection Period, the Seller shall not allow any changes in finishes from the Plans and Specifications or any change in any product or material used in the construction of the Property from the Plans and Specifications unless such changes are previously approved by Buyer, such approval not to be unreasonably withheld. Buyer may initiate a Change Order by delivering written notice to Seller including a reasonably detailed explanation of the desired changes to the Plans and Specifications. The Seller shall, within five (5) business days of such request, provide to Buyer in a reasonable detail the Seller’s estimate of the incremental increase in costs resulting from such Change Order, together with Seller’s estimate as to any increase in time to completion of the Property resulting from such Change Order (“Change Order Notice”). Buyer shall have five (5) business days from receipt of the Change Order Notice from Seller to provide Seller with written notice of whether or not it desires to continue to proceed with such Change Order and in the event the Buyer does not provide such written notice to Seller within five (5) days of the Change Order Notice, then the Buyer shall be deemed to have elected not to proceed with such Change Order. Seller shall make Buyer’s desired Change Order to the Plans and Specifications provided that (i) Buyer shall be solely responsible for all costs resulting from such Change Order in excess of the budgeted line item as set forth in the Construction Contract, plus an amount equal to fifteen percent (15%) of such excess cost (“Costs”), which Costs Seller represents is the amount payable to the General Contractor which shall be paid up-front by Buyer, shall be non-refundable and shall be in addition to (i.e., not credited toward) the Purchase Price; (ii) such changes shall not cause the Property to violate any applicable governmental rules or regulations; (iii) such changes shall be permitted under the loan documents for Seller’s development financing or shall have been approved by Seller’s lender; (iv) such changes shall not, in Seller’s reasonable discretion, adversely affect the structural integrity of the Property or the functionality of the mechanical systems and equipment comprising the Property; (v) such changes shall not result in a material delay to the scheduled course of construction of the Improvements (as determined in Seller’s reasonable discretion) and (vi) such changes shall be substantially consistent, in Seller’s reasonable discretion, with the overall design and theme of the Property as set forth in the Plans and Specifications and generally with Class A apartment industry standards. Notwithstanding the foregoing or anything herein to the contrary, Seller shall not be obligated to obtain Buyer’s written approval of any Change Request or Change Order which is necessary to comply with or satisfy any building code requirements, governmental inspections or other applicable laws, regulations or requirements.

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(g)          During the term of this Agreement, Seller shall provide Buyer with copies of any Service Agreements. Following the expiration of the Inspection Period, prior to entering into any Service Agreement that cannot be terminated on thirty (30) days notice or that requires payment of a termination penalty or termination fee, Seller shall obtain the approval of Buyer, such approval not to be unreasonably withheld, provided Seller shall provide Buyer copies of all Service Agreements to be executed prior to the expiration of the Inspection Period at least two (2) business days prior to the last day of the Inspection Period. In such event, Seller shall deliver written notice to Buyer with a copy of the proposed Service Agreement. Buyer shall have ten (10) days after receipt of such notice to notify Seller in writing of whether Buyer approves such Service Agreement. If Buyer fails to provide such notice within such ten (10) day period, Buyer shall be deemed to have approved such Service Agreement. At least forty (40) days prior to Closing, Seller shall provide Buyer a final list of all Service Agreements. At least thirty (30) days prior to Closing, Buyer will give Seller a list of those Service Agreements that Buyer will assume (the “Assumed Agreements”); provided, the Assumed Contracts shall include any Service Agreement that cannot be terminated by Seller on thirty (30) days notice or that requires payment of a termination penalty or termination fee, if such Service Agreement was previously approved (or deemed approved) by Buyer. Seller shall terminate all Service Agreements that are not Assumed Agreements at Seller’s sole cost and expense prior to Closing. Buyer will assume only those obligations under the Assumed Agreements that are not in default as of the Closing Date. Seller shall obtain any necessary consents to fully and freely assign the Assumed Agreements to Buyer. After delivery of the final list of Service Agreements to Buyer, Seller shall not enter into any new contracts with respect to the Property, amend or waive in any material respect any terms of any existing Service Agreement or terminate or accept the cancellation of any Service Agreement.

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(h)          In addition to other conditions to Closing as set forth herein, the obligation of Buyer to consummate the transaction contemplated by this Agreement shall be contingent upon the following: during the pendency of this Agreement and except as otherwise contemplated as set forth in this Agreement with respect to the Improvements, no material change shall have occurred with respect to the Property that has not been (a) approved in writing by Buyer, or (b) deemed approved by Buyer’s election to proceed under this Agreement upon the completion of its Final Inspection for the respective portion of the Property notwithstanding Buyer’s actual knowledge of such material change. For the purposes of this section, a “material change” shall be a material adverse change in the physical condition, environmental condition, entitlements, zoning, permitted use, conditions for or of use, and/or compliance with applicable law of the Property that occurs after the Effective Date or any change in such Improvements which is not ordinary wear and tear, recognizing Seller’s obligation to perform routine maintenance consistent with other first class apartments. If any such material change occurs after Buyer’s Final Inspection of the respective portion of the Property, Buyer shall have fifteen (15) days following receipt of written notice from any source of any such material change within which to approve or disapprove the same and make Buyer’s election under Section 9.2 in connection therewith. In the event that Buyer is notified or otherwise actually becomes aware of a material change after its Final Inspection of the respective portion of the Property and less than fifteen (15) days prior to the Closing Date, the Closing Date shall be extended to give Buyer the full fifteen (15) day period to make its election. Seller will promptly notify Buyer in writing of any material change affecting the Property that becomes actually known to Seller prior to the Closing. Buyer’s inspection and/or investigation rights pursuant to the terms of this Agreement include the right to test, inspect for and investigate any material change of which Buyer is notified or actually becomes aware, including, without limitation, changes in the environmental condition of the Property, which shall include the right to test, inspect, investigate, sample and/or monitor for such matters as compliance with environmental laws, the accumulation and/or presence of radon, mold or other hazardous materials in, on or about the Improvements, even if the same are not first tested for or first discovered until after completion of the applicable portion of the Improvements and the issuance of a temporary certificate of occupancy therefor; and Seller acknowledges and agrees that any such discovery shall qualify as a “material change” with respect to such Improvements for the purposes of this section. Buyer’s additional inspection rights under this section relating to material changes are subject to Buyer’s obligations and covenants under this Agreement; provided, however, in no event shall the obligations and covenants under this Agreement modify or amend Buyer’s additional inspection rights with respect to a material change that did not exist as of the Final Inspection for the respective portion of the Property.

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(i)          In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated by this Agreement shall be contingent upon the following: (a) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date; (b) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered or such have cured such default within two (2) business days after written notice from the non-defaulting party to the defaulting party if Buyer is the defaulting party and ten (10) days’ written notice if Seller is the defaulting party; (c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operations or value of the Property or the other party’s ability to perform its obligations under this Agreement (except for any mechanics’ liens which Seller shall have bonded or insured over and funded a holdback escrow at Closing, and with respect to which Buyer and the Property shall be held harmless in a manner reasonably satisfactory to Buyer); (d) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby, and (e) the Seller shall complete construction of the Improvements in accordance with this Agreement by the Outside Completion Date.

(j)          So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the failure to satisfy such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the failure to satisfy such condition, there shall be no liability on the part of any other party hereto for breaches of representations, warranties and/or covenants of which the party electing to close had knowledge at the Closing.

The Seller shall complete construction of the Improvements substantially in accordance with the Plans and Specifications and the issuance of the Final Certificate of Occupancy on or before the Outside Completion Date, subject to acts of Force Majeure.

10.	DEFAULT REMEDIES.

10.1         In the event that either party fails to perform its obligations hereunder (except as excused by the other’s default), the party claiming default shall make written demand for performance. If Seller fails to comply with such written demand within ten (10) days after receipt thereof, Buyer shall have the option to waive such default and proceed to closing, sue for specific performance, or to terminate this Agreement and receive a refund of the Earnest Money and reimbursement of its actual out-of-pocket expenses incurred with respect to unrelated third parties in connection with conducting its due diligence efforts or otherwise with respect to this transaction in an amount not to exceed $150,000.00 as its sole remedy. In the event Seller’s default consists of a wrongful refusal to convey the Property to Buyer, Buyer may either terminate this Agreement and receive a refund of the Earnest Money and reimbursement of its actual out-of-pocket expenses incurred with respect to unrelated third parties in connection with conducting its due diligence efforts or otherwise in connection with this transaction in an amount not to exceed $150,000.00 or seek specific performance of the Property from Seller as its sole remedy. If Buyer fails to comply with such written demand within ten (10) days after the receipt thereof, Seller shall have the option to waive such default and proceed to Closing or to terminate this Agreement, and on such termination, Seller shall be entitled to retain the Earnest Money as liquidated damages arising from such default as its sole remedy. On termination of this Agreement by either party as hereinabove set forth, the parties shall be discharged from any further obligations and liabilities hereunder, except for those obligations which expressly survive the termination of this Agreement.

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11.	DAMAGE OR DESTRUCTION OF THE PROPERTY; CONDEMNATION.

11.1         Risk of Loss. Risk of loss up to and including the Closing Date shall be borne by Seller; provided, however, that Seller shall have no obligation to rebuild the Property. In the event of any material damage to or destruction of the Property or any portion thereof, Buyer may, at its option, by notice to Seller given within thirty (30) days after Buyer is notified of such damage or destruction (and if necessary the Closing Date shall be extended to give Buyer the full 30 day period to make such election, which election shall be deemed irrevocable): (i) terminate this Agreement and the Earnest Money (plus interest earned thereon) shall be immediately returned to Buyer, (ii) if Seller agrees to rebuild the Property, extend the date of Closing by up to three hundred sixty-five (365) days to permit Seller to restore the Property to its previous condition (provided that, if the Property is not fully restored and repaired at the end of such three hundred sixty-five (365) day period, Buyer shall have the options provided in (i) and (iii) at such time), or (iii) proceed under this Agreement, receive any insurance proceeds due Seller as a result of any such damage or destruction which have not been applied to the cost of restoration and repair of the Property and Buyer shall assume responsibility for all such repairs, and Buyer shall receive a credit at Closing for any deductible or coinsured amount under said insurance policies. If Buyer elects to proceed under provision (iii) above, Seller will cooperate with Buyer after the Closing to assist Buyer in obtaining the insurance proceeds from Seller’s insurers. If the Property is not materially damaged, then Buyer shall not have the right to terminate this Agreement if Seller agrees, at its cost, to repair the damage before the Closing and restore the Property to its previous condition or, if repair and restoration cannot reasonably be completed before the Closing, Buyer shall elect by written notice to Seller given at least ten (10) business days prior to the scheduled date of Closing, either (i) to extend the date of Closing by up to ninety (90) days to permit Seller to restore the Property to its previous condition, or, if such repairs are not completed by Closing, the Buyer shall have the remedies set forth in Section 11.1(i), or (iii) to receive an assignment from Seller at the Closing of all insurance proceeds due Seller as a result of any such damage or destruction which have not been applied to the cost of restoration and repair of the Property and Buyer shall assume responsibility for all such repairs, with Buyer receiving a credit at Closing in an amount equal to any applicable deductible. “Material damage” and “materially damaged” means damage reasonably exceeding $1,000,000.00 to repair or Seller does not complete the repair of the damage prior to Closing.

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11.2          Condemnation. Buyer may, at its option, by written notice to Seller given within thirty (30) days after Buyer receives notice of any material proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain (and if necessary the Closing Date shall be extended to give Buyer the full 30 day period to make such election): (i) terminate this Agreement and the Earnest Money (plus interest earned thereon) shall be immediately returned to Buyer; or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award and, after the end of the Inspection Period, Buyer shall have the right during the pendency of this Agreement to participate in negotiations with the condemning authority with respect to such matter. As used in this Section (i), the term “material proceeding” shall mean any proceeding in eminent domain that (a) adversely affects the orientation of any buildings comprising the Property, (b) adversely affects the availability of parking for the Property, (c) adversely affects legal access to the Property or (d) causes any portion of any building comprising the Property to be considered a non-conforming use or a similar designation that would prohibit the reconstruction of such building in accordance with the Plans and Specifications following the damage or destruction of such building. If any taking or exercise of eminent domain does not have a material adverse effect as described in the immediately preceding sentence (e.g. a minor widening of a public right-of-way or a public utilities easement), such proceeding shall not entitle Buyer to terminate this Agreement and Buyer shall proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award and, after the end of the Inspection Period, Buyer shall have the right during the pendency of this Agreement to participate in negotiations with the condemning authority with respect to such matter.

12.	COMMISSIONS.

Upon closing and transfer of title of the Property from Seller to Buyer, Buyer agrees to pay, subject to the terms hereof, and in accordance with the terms and conditions of a separate agreement between Buyer and CBRE of Memphis (“CBRE”), a brokerage commission to CBRE as further set forth in such separate agreement, and Seller agrees to pay, subject to the terms hereof, and in accordance with the terms and conditions of a separate agreement between Seller and MN Capital Strategies, LLC or assigns (“MN”) a brokerage commission or disposition fee of 0.8%. MN and CBRE are referred to collectively as the “Recognized Brokers”, and the commissions due to CBRE and MN are referred to collectively as the “Commissions”. Seller and Buyer represent and warrant to the other that, except as set forth above with respect to Recognized Brokers, no real estate broker or agent has been authorized to act on Seller’s or Buyer’s behalf and hereby indemnify each other and hold each other harmless from any and all demands and claims that now have or hereafter may be asserted against the other as to brokerage fees, commissions or similar types of compensation with respect to the Property from brokers engaged by Seller or Buyer and from all expenses and costs in handling or defending such demands or claims. The terms and provisions of this Section 12 shall survive the Closing or any termination of this Agreement.

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13.	CONFIDENTIAL INFORMATION.

Proprietary Information; Confidentiality. Buyer acknowledges that the Due Diligence Materials are proprietary and confidential and will be delivered to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property as required by law and in connection with financing the purchase. Buyer shall not use the Due Diligence Materials or the Reports for any purpose other than as set forth in the preceding sentence. B uyer shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Buyer’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (including, but not limited to, its officers, employees, investors, lenders or as required by law (collectively, “Permitted Outside Parties”). At any time and from time to time, within two business days after Seller’s request, Buyer shall deliver to Seller a list of all parties to whom Buyer has provided any Reports, Due Diligence Materials or any information taken from the Due Diligence Materials or Reports. Buyer shall not divulge the contents of the Due Diligence Materials, the Reports, and other information except in strict accordance with the confidentiality standards set forth in this Section 13. In permitting Buyer to review the Due Diligence Materials or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

14.	NOTICES.

Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and sent by (a) regular mail, certified mail, return receipt requested, in which case notice will be deemed delivered on the date of deposit, postage prepaid in the U.S. mail, (b) a nationally recognized overnight courier, in which case notice will be deemed delivered one business day after deposit with such courier, or (c) facsimile transmission, in which case notice will be deemed delivered upon electronic verification that transmission to recipient was completed, provided that notices sent by facsimile transmission on a day other than a business day, or before 9:00 a.m. or after 5:00 p.m. recipient’s time on a business day, shall be deemed given on the first business day following the date of transmission or (d) personal delivery, in which case notice will be deemed delivered the day of personal delivery. The below addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number will be effective until actual receipt of such written notice.

If to Seller:	Miller Creek Residences, LLC
Attn: Robert B. Crumpton, III
2204 Lakeshore Drive, Suite 135
Birmingham, AL 35209
Telephone: (205) 484-2841
Fax: (205) 484-2837
Email: Robb@livdev.com

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And

Charles L. Thomas
421 East Fourth Street
Cincinnati, Ohio 45202
Telephone: (513) 361-7831
Facsimile: (513) 361-7701
Email: charlie.thomas@eaglerealtygroup.com

With a copy to:	Justin D. Fingar, Esq.
Donovan Fingar, LLC
813 Shades Creek Parkway, Suite 200
Birmingham, AL 35209
Telephone: (205) 414-1228
Fax: (205) 414-1205
Email: jdf@donovanfingar.com

If to Buyer:	Trade Street Residential, Inc.
19950 W. Country Club Drive, Suite 801
Aventura, FL 33108
Attention: Greg Baumann
Telephone: (786) 248-6050
Fax: (786) 248-3679
Email: gbaumann@trade-street.com

With a copy to:	Greenspoon Marder, P.A.
100 W. Cypress Creek Road, Suite 700
Fort Lauderdale, FL 33309
Attn: Barry E. Somerstein, Esq.
Telephone: (954) 527-2405
Fax: (954) 333-4005
Email: barry.somerstein@gmlaw.com

15.	MISCELLANEOUS.

15.1         1031 Exchange. Each party agrees to cooperate with the other in the event either party elects to utilize an exchange to either purchase or sell the Property being conveyed herein, with other real estate in a transaction or transactions that will qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and to execute any additional documents necessary to effect the exchange, including, without limitation, an exchange agreement, an escrow agreement or a qualified intermediary agreement, or related documents such as assignments or notices of assignment (collectively, the “1031 Documents”). However, the party not initiating the exchange shall not incur any additional costs, expenses or liabilities in excess of the costs or liabilities that it would have incurred from a direct purchase/sale of the Property, nor shall it be required to accept a deed to such exchange property so that its name shall not appear in the chain of title with respect to such exchange property. Furthermore, neither party will provide any warranties of the tax treatment of the transaction to the other.

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15.2         Time. Time is of the essence in the performance of each party’s obligations hereunder.

15.3         Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith..

15.4         No Waiver. No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing, nor shall it be considered to be a waiver by such party of any other covenant or condition hereunder.

15.5         Entire Agreement. This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified by subsequent written agreement signed by both Buyer and Seller.

15.6         Further Assurances. Before or after Closing, Buyer or Seller shall execute and deliver to the other party all such documents that such party may reasonably require to effect, confirm or otherwise perfect the transfer of property contemplated by this Agreement.

15.7         Successors. Subject to Section 15.8, this Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors and assigns.

15.8         Assignment. Except for Permitted Assignment, Seller’s written consent shall be required for any assignment of Buyer’s rights under this Agreement, which consent shall not be unreasonably withheld. Any attempted assignment, except with Seller’s prior written consent or for a Permitted Assignment, shall be ineffective and shall constitute a default by Buyer. Notwithstanding any assignment hereunder, Buyer shall remain liable for the obligations under this Agreement. Buyer represents, warrants and certifies to Seller that Buyer has not assigned, transferred or encumbered or agreed to assign, transfer or encumber, directly or indirectly, all or any portion of its rights or obligations under this Agreement to any other person. Buyer may assign this Agreement without Seller’s consent to an affiliate of Buyer (“Permitted Assignee”).

15.9         Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state where the Property is located.

15.10         Possession; Risk of Loss. Seller shall deliver to Buyer possession of the Property on the Closing Date, subject only to the Permitted Exceptions. All risk of loss or damage with respect to the Property shall pass from Seller to Buyer on the Closing Date.

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15.11         Effective Date; Holidays. For the purposes of this Agreement, “Effective Date” means the date this Agreement is executed by Buyer or Seller, whichever is later as evidenced by the “Date of Execution” below the signature blocks to this Agreement. The term “Business Day” shall mean a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in Birmingham, Alabama are authorized or required by law or executive order to close If the last day upon which performance hereunder would otherwise be required or permitted is not a Business Day, then the time for such performance shall be extended to the next day that is a Business Day. The final day of any period to be calculated hereunder shall be deemed to end at 5:00 o’clock p.m. (Central Time).

16.	NO RECORDING.

The provisions hereof shall not constitute a lien on the Property and this Agreement shall not be placed or suffered to be placed by Buyer for recording with the office of the recorder (or clerk, as appropriate) for the county in which the Property is located.

17.	COUNTERPARTS AND EFFECTIVENESS.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement, and this Agreement shall only be effective if a counterpart is signed by both Seller and Buyer.

SIGNATURE PAGE TO FOLLOW.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

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IN ‘WITNESS WHEREOF, this Agreement has been executed by the parties as of the date set forth in the preamble.

SELLER:

MILLER CREEK RESIDENCES, LLC, a
Delaware limited liability company

By:	RMD-Memphis, LLC, an Alabama limited liability co, its Manager

	By:	/s/ Robert B. Crumpton III
Robert B. Crumpton, III
Manager

Date of Execution:	2/22/13

BUYER:

TRADE STREET OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its General Partner

By:	Trade Street Residential, Inc., a
Maryland corporation, its Sole Member

By:	/s/ Bert Lopez

Name:	Bert Lopez

Title:	COO/CFO

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EXHIBIT “A”

LEGAL DESCRIPTION OF REAL PROPERTY

BEING A SURVEY OF PART OF PARCEL “A” OF THE FOREST HILL ASSOCIATES PROPERTY AS RECORDED IN BOOK 6245, PAGE 84, ALSO BEING PART OF THE PROPERTY SHOWN ON THE OUTLINE PLAN FOR FOREST HILL HEIGHTS AMENDED AS RECORDED IN PLAT BOOK 252, PAGE 1 AT THE SHELBY COUNTY REGISTER’S OFFICE, LOCATED IN MEMPHIS, SHELBY COUNTY, TENNESSEE AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF THE WEST LINE OF FOREST HILL-IRENE ROAD (114.00 FOOT WIDE PUBLIC RIGHT-OF-WAY) WITH THE SOUTH LINE OF WINCHESTER ROAD (140.00 FOOT WIDE PUBLIC RIGHT-OF-WAY); THENCE N86°23’02”W ALONG THE SOUTH LINE OF SAID WINCHESTER ROAD A DISTANCE OF 1192.90 FEET TO THE POINT OF BEGINNING; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 30.00 FEET, AN ARC LENGTH OF 47.12 FEET (CHORD S41°23’02”E - 42.43 FEET) TO THE POINT OF TANGENCY, SAID POINT LIES ON THE PROPOSED WEST RIGHT-OF-WAY LINE OF A 68.00 FOOT WIDE ROAD; THENCE S03°36’58”W ALONG THE PROPOSED WEST LINE OF SAID ROAD A DISTANCE OF 428.41 FEET TO A POINT OF CURVATURE; THENCE CONTINUING ALONG THE PROPOSED WEST LINE OF SAID ROAD ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 634.00 FEET, AN ARC LENGTH OF 580.60 FEET (CHORD S22°37’09”E - 560.53 FEET) TO A POINT; THENCE S41°08’45”W AND LEAVING THE PROPOSED WEST LINE OF SAID ROAD A DISTANCE OF 183.79 FEET TO A POINT; THENCE N86°23’02”W A DISTANCE OF 849.48 FEET TO A POINT ON THE EAST LINE OF THE PROPERTY SHOWN ON THE FINAL PLAT FOR PHASE 4 - AREA “B” OF THE WINDYKE PARK PLANNED DEVELOPMENT AND THE FINAL PLAT FOR THE WINDYKE PARK SOUTH PLANNED DEVELOPMENT AS RECORDED IN PLAT BOOK 207, PAGE 22 AT SAID REGISTER’S OFFICE; THENCE NO2°08’07”E ALONG THE EAST LINE OF THE PROPERTY SHOWN IN PLAT BOOK 207, PAGE 22 AND ALONG THE EAST LINE OF THE PROPERTY SHOWN ON THE FINAL PLAT FOR PHASE 2 - AREA “B” OF THE WINDYKE PARK PLANNED DEVELOPMENT AS RECORDED IN PLAT BOOK 250, PAGE 17 A DISTANCE OF 1107.32 FEET TO A FOUND IRON PIN AT THE NORTHWEST CORNER OF SAID PHASE 2 (PLAT BOOK 250, PAGE 17), SAID POINT LIES ON THE SOUTH LINE OF SAID WINCHESTER ROAD; THENCE S86°23’02”E ALONG THE SOUTH LINE OF SAID WINCHESTER ROAD A DISTANCE OF 712.27 FEET TO THE POINT OF BEGINNING AND CONTAINING 871,200 SQUARE FEET, OR 20.000 ACRES.

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EXHIBIT “B”

EQUIPMENT LEASES

Equipment Leases for Miller Creek - 2/19/2013
Property Name	Service	Vendor	Start Date	Term

Miller Creek	Electronic Key System	Key Trak, Inc.	April-13	5 years

Miller Creek	Property Alarm System (including Apartment Units)	Protection1	TBD	7 years

Miller Creek	Leasing Trailer	ModSpace	November-12	5 months

Miller Creek

Miller Creek

Miller Creek

Miller Creek

Miller Creek

Miller Creek

Miller Creek

Miller Creek

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EXHIBIT “C”

PERSONAL PROPERTY

Property Inventory

Miller Creek at Germantown

Office Equipment
Qty.	Item/Description	Year Purchased

2	L-Shaped Desks	2012

2	Task Chair	2012

4	Guest Chair	2012

2	Lateral File	2012

1	Dining Table	2012

4	Dining Chair	2012

2	Lamp	2012

1	Console Table	2012

3	Art - Medium Size	2012

3	Mirror - Small	2012

6	Toshiba 10 Button LCD Speakerphone	2012

1	Toshiba Strata CIX40 - Phone System	2012

1	Apple iPad	2012

1	Laptop Computer – Manager	2012

1	Printer/Scanner/Copier - Bizhub C35 A4 MFP	2012

1	Keurig Coffee Machine	2012

1	Mini Refrigerator	2012

1	Vacuum Cleaner	2012

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EXHIBIT “D”

SERVICE AGREEMENTS

Service Contracts for Miller Creek - 2/19/2013
Property Name	Service	Vendor	Start Date	Cancel Date	End Date
Miller Creek	Cable/Phone Exclusive Marketing Agreement	AT&T	10/05/12	09/05/22	10/04/22

Miller Creek	Cable/Phone Installation & Services Agreement	Comcast	01/24/13	11/24/22	01/23/23

Miller Creek	Printer/Copier Maintenance	Konica Minolta	11/28/12	11/27/15	11/27/15

Miller Creek	Emergency Telephone Services Agreement	Kings III	Date of First Billing	30 days notice	1 year

Miller Creek	Telephone Service	AT&T	11/20/12	11/18/13	11/19/13

Miller Creek	Alarm Services Agreement - Leasing Trailer	Protection1	12/13/12	10/13/13	12/12/13

Miller Creek	E-mail Advertising Campaign	Apartment Guide	One Time Fee

Miller Creek	Advertising	Apartment Guide	02/01/13	30 days notice	04/30/13

Miller Creek	Advertising	Apartment Guide	01/07/13		01/31/13

Miller Creek	Property Website Hosting	Ellipse Communications, Inc.	12/11/12	11/10/13	12/10/13

Miller Creek	Lead Management	Yardi Systems, Inc.	11/29/12	M2M	M2M

Miller Creek	Helium Tank	HICO	12/01/12	M2M	M2M

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EXHIBIT “E”

PLANS AND SPECIFICATIONS

1.          The Apartments at Miller Creek, Architectural Permit Documents dated May 2, 2012, dated June 1, 2012, dated June 15, 2012, dated August 3, 2012, dated August 21, 2012, dated August 29, 2012, dated September 7, 2012, dated October 15, 2012, dated November 2, 2012, dated December 21, 2013 and dated January 8, 2013;

2.          Miller Creek Apartments Civil Document Set, Permit Documents dated April 2012, dated June 22, 2012, dated August 28, 2012, dated September 7, 2012 and dated November 4, 2012, dated November 8, 2012 and November 18, 2012;

3.          Miller Creek Landscape Plans dated April 25, 2012 and dated November 13, 2012;

4.          Miller Creek Hardscape Plans dated March 30, 2012; and

5.          Miller Creek Apartments, Germantown, Tennessee, Specifications, CBA #3485.11.

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EXHIBIT “F”

LEASES

No tenant leases have been executed as of the date hereof.

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